State of Delaware
Secretary of State
Division of Corporations
Delivered 02:40 PM 03/02/2016
FILED 02:40 PM 03/02/2016
SR 20161467538 - File Number 5884150

STATE OF DELAWARE
CERTIFICATE OF AMENDMENT

1. Name of Limited Liability Company: Fundrise California Opportunistic Multifamily, LLC

2. The Certificate of Formation of the limited liability company is hereby amended as follows:
Fundrise West Coast Opportunistic REIT, LLC

IN WITNESS WHEREOF, the undersigned have executed this Certificate on the 29 day of February, A.D. 2016.

By: ____________________
Authorized Person(s)

Name: Benjamin S. Miller
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